Exhibit 99.12

TrackPower Announces Conversion of Debentures

New York, New York - Friday, March 2, 2001, 9:39 AM EST The Board of Directors of TrackPower, Inc. (OTCBB: TPWR) are pleased to announce that a majority of its debenture holders have converted their debt to common stock of the company.

As of the fiscal year ended February 28th, 2001, out of a total of $5,069,000 in debentures, $4,310,000, plus accrued interest of approximately $348,000, was converted to common shares at $0.50 per share. As of February 28, 2001, approximately 2,750,000 warrants have been exercised at the reduced rate of $0.15.

Steve Cussons, President and CEO of TrackPower, stated, "We are very pleased with the confidence the debenture holders have shown in converting their debt to stock at such a premium to market." Mr. Cussons added, "The exercising of the warrants has provided management with operating capital to launch the new kiosk business model, which will have the company deploy kiosks in racetracks, providing horseracing enthusiasts with access to cash, historical information, printed information, loyalty programs, handicapping products and other content applications."

TrackPower, Inc. is currently preparing to launch an enhanced interactive video and information service for horseracing. TrackPower will utilize kiosk technology in the form of ATMs and information kiosks for deployment at racetracks and OTB's. The kiosk/ATM system will deliver information, cash, advertising content, loyalty programs, integrated race information, entries and results, live and archived video, e-commerce and other future applications.

This release includes projections of future results and "forward-looking statements" as that term is defined in Sections 27A of the Securities Act of 1933 as amended (the "Securities Act"'), and Section 21E of the Securities Exchange Act of 1934 as amended (the "Exchange Act"'). All statements that are included in this release, other than statements of historical fact, are forward-looking statements. Although management believes that the expectations reflected in these forward-looking statements are reasonable; it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the expectations are disclosed in this release, including, without limitation, in conjunction with those forward-looking statements contained in this release.

Contact:

Steve Cussons
President and CEO
TrackPower, Inc.
905-477-8378 x286